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                                                                    Exhibit 23.1

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 1 to Form S-3) and related Prospectus of Pemstar Inc. for the registration of 5,642,160 shares of its common stock and to the incorporation by reference therein of our reports dated May 13, 2002 (except Note 17, as to which the date is June 28, 2002), with respect to the consolidated financial statements of Pemstar Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended March 31, 2002 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                            /s/ Ernst & Young LLP

Minneapolis, Minnesota
October 2, 2002